Exhibit 99.1

InfoSpace Completes Sale of Payment Solutions

Business for $82 million

BELLEVUE, Wash. (April 1, 2004) – InfoSpace, Inc. (NASDAQ: INSP) today announced it has completed the sale of its Payment Solutions business to Lightbridge, Inc. (NASDAQ: LTBG) for $82 million in cash. As previously announced, InfoSpace is tightening its strategic focus to two businesses: Search & Directory and Mobile.

InfoSpace Payment Solutions, which operates under the brand Authorize.Net, provides IP-based payment solutions that enable merchants to authorize, settle and manage electronic transactions. In 2003, Payment Solutions generated $27.8 million in revenue and $6.9 million in segment income (which excludes depreciation, amortization and allocation of certain corporate expenses).

Thomas Weisel Partners acted as financial advisor to InfoSpace.

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About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ: INSP) is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile develops infrastructure, tools and applications that enable carriers and content providers to efficiently develop and deliver mobile data services across multiple devices.

More information can be found at http://www.infospaceinc.com.

About Lightbridge, Inc.

Lightbridge is a leading provider of technology services and software that manage customer transactions. The Lightbridge suite of solutions leverages both intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to manage their customer transactions so they can make smarter decisions, deliver better services, ensure secure payments and optimize the lifetime value of their customers.

For more information, visit the Company at http://www.lightbridge.com or call 800-LIGHTBR.

CONTACTS:

Adam Whinston

Sr. Marketing Manager, InfoSpace

(425) 201-8946

adam.whinston@infospace.com

Glen Zimmerman

Media Relations, Lightbridge

(781) 359-4705

gzimmerman@lightbridge.com

Susan Griffin

Investor Relations, Lightbridge

(781) 359-4854

sgriffin@lightbridge.com

This release contains forward-looking statements regarding InfoSpace, Inc.’s products and services and future operating results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Annual Report on Form 10-K, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward- looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.